Exhibit 99.1

CONTACTS

Investor Relations: Gregg Kvochak, (310) 556-8550

For Media: Dan Gugler, (310) 226-2645

KORN FERRY INTERNATIONAL DECLARES FIRST QUARTERLY CASH DIVIDEND

UNDER ITS RECENTLY ADOPTED DIVIDEND POLICY

LOS ANGELES, March 4, 2015 – The Board of Directors of Korn Ferry International (NYSE: KFY), the preeminent authority on leadership and talent, today declared a cash dividend of $0.10 per share of common stock. The dividend, which is payable on Thursday, April 9, 2015, to stockholders of record at the close of business on Wednesday, March 25, 2015, marks the first dividend declared under the Company’s recently adopted quarterly dividend policy. The declaration and payment of future dividends under the policy will be at the discretion of the Board and will depend upon many factors, including the Company’s earnings, capital requirements, financial conditions, the terms of the Company’s indebtedness and other factors the Board of Directors may deem to be relevant. Korn Ferry may modify, suspend or discontinue the dividend policy at any time at its discretion.

About Korn Ferry

Korn Ferry is the preeminent authority on leadership and talent. For decades, clients have trusted us to recruit leaders throughout the world. Today we are their partner in designing strategies to accelerate business outcomes through talent. For more information, visit www.kornferry.com.